Exhibit 10.7

July 14, 2005

Edgar Luce

[Address]

Dear Ed:

We are very pleased to offer you the Chief Financial Officer position reporting to Sigmund Anderman, our Chief Executive Officer effective July 16, 2005. As a valued member of our organization we look forward to your contributions.

Your total compensation package includes an annual base salary of $200,000, a bonus opportunity of 35% (of base salary), stock options and benefits. The bonus plan objectives will be split equally between individual performance and company performance with a payment structure consistent with existing management plans.

On February 22, 2005, you were granted stock options to purchase 250,000 shares of Company stock. The stock options vest over 4 years, beginning October 7, 2004 with 25% of the options after one year and monthly thereafter. Sig has committed to requesting from the Board an increase in options for you and other members of management, to hopefully bring your total equity position to approximately one percent (1%) of fully diluted stock outstanding, within the next twelve months.

Ellie Mae provides an extensive benefits package which includes medical, dental, vision, life, short and long term disability insurance. You will also continue to be eligible for health and welfare benefits including our 401K plan, and receive an employer match after your first year. In addition, you will be eligible to accrue three weeks or 120 hours of PTO (paid time off hours) to use for vacation, illnesses or personal needs. We will bridge your service for PTO and 401k accrual purposes to the effective date of your Acting CFO engagement, October 7, 2004.

Confidentiality

All proprietary information of the company, including web site and computer design and strategy, marketing strategy, customer and partner information, shall remain confidential and you agree not to use such information at any time during or after your employment except in the fulfillment of your responsibilities hereunder.

We expect that your association with Ellie Mae will be mutually beneficial. Nonetheless, Ellie Mae Inc. is an “at will employer,” which means that you or Ellie Mae can terminate employment at any time with or without cause, and with or without notice. In the case of involuntary termination, except for cause, of your employment with the Company, you will receive four (4) months of salary as severance payment.

This letter represents the entire understanding between the parties with respect to the terms of your employment. The terms of your employment, including your at will status, may not be modified orally. Any modification must be in writing and signed by the Chief Executive Officer of Ellie Mae, Inc.

Ed, we feel that you will continue to positively impact our organization and hope that you will find challenge, satisfaction and opportunity in your association with Ellie Mae.

Sincerely,

/s/ Lisa Bruun
Lisa Bruun
Vice President of People

Employee Signature

/s/ Edgar Luce 7/21/05
Edgar Luce Date

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